Exhibit 99.3

September 26, 2014

Independent Committee of the Board of Directors
Griffin-American Healthcare REIT II, Inc.
18191 Von Karman Avenue, Suite 300
Irvine, California 92612

Members of the Independent Committee of the Board of Directors:
We hereby consent to the inclusion of our opinion letter, dated August 5, 2014, to the Independent Committee of the Board of Directors of Griffin-American Healthcare REIT II (“GAHR II”) as Annex D to, and reference thereto under the headings “Summary - Opinions of Griffin-American’s Special Committee’s Financial Advisors - Opinion of BofA Merrill Lynch,” “Risk Factors - Risks Relating to the Merger,” “The Merger - Background of the Merger,” “The Merger - Recommendation of the Griffin-American Board and Its Reasons for the Merger” and “The Merger - Opinions of Griffin-American’s Special Committee’s Financial Advisors - Opinion of BofA Merrill Lynch” in the joint proxy statement/prospectus relating to the proposed transaction involving GAHR II and NorthStar Realty Finance Corp. (“NorthStar”), which joint proxy statement/prospectus forms a part of Amendment No. 1 to the Registration Statement on Form S-4 of NorthStar (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

MERRILL LYNCH, PIERCE, FENNER & SMITH
INCORPORATED